Exhibit 99.1
Important Notice of Blackout Period to Directors and Executive Officers of Campbell Soup Company

October 13, 2017

Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in Campbell Soup Company common stock (including derivatives) due to a blackout of the Campbell Soup Company 401(k) Retirement Plan (the "401(k) plan") that lasts for a period of more than three consecutive business days.  As some of you may know, the blackout, which will begin at 3:00 pm Eastern Time on November 22, 2017 and is expected to end on December 8, 2017 (the "Blackout Period"), is necessary to make changes to the 401(k) plan related to the replacement of the plan's current record keeper platform provider.  During the first blackout period tranche, which will begin at 3:00 pm Eastern Time on November 22, 2017, 401(k) plan participants will be unable to make payment related transactions, including loans, in-service withdrawals, and distributions to terminated employees.  During the second blackout period tranche, 401(k) plan participants will be unable to make all other transactions, including but not limited to, contribution rate and future investment changes, including with respect to Campbell common stock.

Federal securities laws provide that, during the Blackout Period, all directors and executive officers of Campbell are prohibited as applicable, with limited exceptions, from purchasing, selling or otherwise acquiring or transferring any Campbell common stock (including exercising Company stock options) or any derivatives of Campbell common stock, regardless of whether the individual participates in the 401(k) plan.  As a director or executive officer of Campbell, these prohibitions apply to you and to members of your immediate family who share your household, as well as by trusts, corporations and other entities whose stock ownership may be attributed to you.  The trading prohibition does not apply, however, to certain transactions, such as qualified Rule 10b5-1 trading plan transactions and bona fide gifts.

Although the Blackout Period falls during a period in which your trading is already restricted under our trading window policy, we are required to provide you with this notice in order to comply with federal securities laws.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have questions regarding the Blackout Period, including when it has started or ended, you may contact the following service providers without any charge:

Administrative Committee of the Campbell Soup 401(k) Retirement Plan.
Campbell Soup Company
1 Campbell Place
Camden, NJ  08103-1799
856-342-4800